For Immediate Release

January 15, 2003

Carolina Bank Holdings reports 2002 results

Carolina Bank Holdings, Inc. (NASDAQ SmallCap Symbol “CLBH”) announced continued strong growth and improving business performance for the year ending December 31, 2002. Compared to the year ending December 31, 2001, the bank reported assets increased 25 percent to $189,495,000, net loans grew 22 percent to $131,384,000 and deposits increased 24 percent to $154,878,000.

Describing the company’s financial performance, Robert T. Braswell, President and CEO, said “on a quarter-to-quarter comparison, fourth quarter 2002 was the best in our company’s history.” Compared with the quarter ending December 31, 2001, the company posted a 183% increase in net income to $240,000. In addition, in the fourth quarter 2002, earnings per share increased 150% to $0.20. “The improvement,” continued Braswell, “is due to improved net interest margins, greater non-interest fee income and growth in our loan portfolio, which is a prime driver of our success.” The bank announced two new revenue producing services in 2002: CheckGuard Overdraft Protection Service and Carolina Bank Investment Services. Both contributed to the company’s success.

For the year ending December 31, 2002, net income increased 49.5 percent to $600,842. Earnings per share for the year increased 41 percent to $0.55 diluted. There was a slight increase in charge-offs for the year; however, the bank has experienced a total of only $654,000 in charge-offs since its inception in 1996. Braswell commented on the charge-offs by saying, “We feel our charge-off record is extremely good considering that we have experienced substantial growth in our six-year history. The company has only one piece of property classified as Other Real Estate Owned; it is under contract to close in first quarter 2003. Furthermore, the company’s aggressive collection efforts have moderated growth in Non-Performing Assets.”

In September 2002, Carolina Bank Holdings announced a public stock offering. The offering was completed in December 2002; however, it was oversubscribed, with requests for 200,000 more shares than could be fulfilled. Also in December 2002, the company’s stock began trading on the NASDAQ SmallCap Market. Formerly it was traded on the Over The Counter Bulletin Board. Commenting on the change Braswell said, “we have accomplished two worthwhile goals. First, investors have a more liquid investment. Second, the additional capital will allow us to continue our strong growth for the foreseeable future.”

The company also announced the appointment of Cindi Welker as the company’s Compliance Officer.

Carolina Bank Holdings, Inc. operates Carolina Bank as a wholly owned subsidiary. Carolina Bank specializes in lending to entrepreneur-owned businesses and professional associations. The bank offers an array of value-priced banking products and a seasoned, professional corps of commercial bankers who are more than willing to accommodate clients’ busy schedules. A hallmark of the bank’s business practice is fast, responsive decision-making. Customers may access their accounts with a 24-hour telephone banking system. The bank provides customers free ATM access by rebating foreign ATM transaction costs. The bank operates three offices in Greensboro: 3124 W. Friendly Avenue, 2604 Lawndale Avenue and in Jefferson Village, 1601 Highwoods Boulevard. In May 2002, the bank opened a Loan Production Office in Asheboro, NC.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

# # #
Please see the attached, “Selected Financial Information”. It is an integral part of this communication.

For additional information please contact:
Carolina Bank
Mr. Robert T. Braswell, President and CEO
P. O. Box 10209, Greensboro, North Carolina 27404
Telephone: 336-286-8740 – Email: b.braswell@carolinabank.com

CAROLINA BANK HOLDINGS, INC.
Selected Financial Information

	2002				2001		Years Ended
(in thousands, except per share)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2002	2001	2000
OPERATING INCOME SUMMARY
Interest income	$2,376	$2,319	$2,237	$2,153	$2,222	$2,286	$9,085	$9,016	$8,002
Interest expense	1,021	1,054	981	1,095	1,279	1,343	4,151	5,397	4,464
Net interest income	1,355	1,265	1,256	1,058	943	943	4,934	3,619	3,538
Provision for loan losses	190	175	215	105	112	154	685	391	332
Non-interest inc. before securities gns	335	268	167	142	154	127	912	557	280
Securities gains (losses),net	—	20	—	—	73	—	20	129	—
Non-interest expenses	1,169	1,079	1,053	966	937	843	4,267	3,386	2,642
Income before income taxes	331	299	155	129	121	73	914	528	844
Income taxes	91	125	55	42	36	27	313	126	302
Net income	$240	$174	$100	$87	$85	$46	$601	$402	$542

PER COMMON SHARE
Basic	$0.20	$0.17	$0.10	$0.08	$0.08	$0.04	$0.56	$0.39	$0.53
Diluted	0.20	0.16	0.10	0.08	0.08	0.04	0.55	0.39	0.53
Book Value (on outstanding shares)	9.93	9.88	9.65	9.29	9.29	9.40	9.93	9.29	8.88

ASSET QUALITY
Allowance for loan losses	$1,661	$1,626	$1,531	$1,472	$1,369	$1,446	$1,661	$1,369	$1,187
Non-performing loans	37	395	753	858	443	620	37	443	254
Repossed assets	648	478	—	—	—	—	648	—	—
Net loan chargeoffs	155	80	156	2	190	10	393	209	51
Allowance for loan losses to loans	1.25%	1.26%	1.25%	1.30%	1.26%	1.38%	1.25%	1.26%	1.40%
Non-performing assets to total assets	0.36%	0.51%	0.45%	0.57%	0.29%	0.42%	0.36%	0.29%	0.23%

AVERAGE BALANCES
Loans	$130,888	$126,628	$117,913	$110,355	$104,903	$98,708	$121,446	$95,602	$71,497
Earning assets	$168,176	161,663	149,459	142,382	140,392	124,437	155,420	122,273	90,743
Total assets	$176,606	169,685	156,829	150,044	148,620	131,472	163,291	129,022	95,350

AT PERIOD END
Loans before allowance	$133,045	$128,775	$122,527	$112,852	$108,882	$105,121	$133,045	$108,882	$84,815
Total assets	189,495	170,935	167,573	151,639	151,515	147,280	189,495	151,515	112,498
Deposits	154,878	145,564	142,254	124,396	124,654	122,844	154,878	124,654	97,331
Stockholders' Equity	18,344	10,287	10,049	9,592	9,590	9,705	18,344	9,590	9,168

RATIOS ANNUALIZED
Net yield—avg interest earning assets	3.22%	3.13%	3.36%	2.97%	2.69%	3.03%	3.17%	2.96%	3.90%
Return on average assets	0.54%	0.41%	0.26%	0.23%	0.23%	0.14%	0.37%	0.31%	0.57%
Net charge-offs to average loans	0.47%	0.25%	0.53%	0.01%	0.72%	0.04%	0.32%	0.22%	0.07%
Efficiency ratio (excl security gains)	0.69	0.70	0.74	0.81	0.85	0.79	0.73	0.81	0.69

Note: Quarterly and 2002 year end information is unaudited.

Avg. Interest Earning Assets
30-Sep-02
Average Balances 9/30/02

Average Balances	Quarter	31-Jul	30-Aug	30-Sep	Total	Total
Difference Asset Cn	55	73	68	78	219
Avg Other _bank
Noninterest Assets		151,137	156,521	162,571	156,743
Avg Bank Equity	150,044	151,228	156,607	162,652	156,829
Deman Deposit ADJ.

Equity Adjustment	(2,179)	-2891	-2905	-2918	-8714

	Average Balances
Interest Earning Assets		Sept.	Aug.	July	Average
Overnight		5,293	4,959	342	3,531
Total Debt Inv.		31,529	29,545	34,652	31,909
Less Unreal Gain		(462)	(387)	(365)	(405)
Gross Loans		128,192	127,587	124,104	126,628

		164,552	161,704	158,733	161,663

Bank Assets		172,456	170,549	166,275	169,760
Difference above					(75)

Consolidated					169,685

Bank Equity		13,160	13080	13,043	13,094
Equity Difference					(2,898)